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                                                                                                     EXHIBIT 12.1
                                                                                                           Page 1

                                                   FIRSTENERGY CORP.

                                  CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                    -------------------------------------------------------------
                                                       1995          1996          1997          1998          1999
                                                       ----          ----          ----          ----          ----
                                                                           (Dollars in Thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
  Income before extraordinary items                  $317,241      $315,170      $318,166     $  441,396    $  568,299
  Interest and other charges, before
    reduction for amounts capitalized                 273,719       255,572       299,606        608,618       585,648
  Provision for income taxes                          199,307       201,295       207,985        321,699       394,827
  Interest element of rentals charged to income       111,534       114,093       142,363        283,869       279,519
                                                     --------      --------      --------     ----------    ----------
    Earnings as defined                              $901,801      $886,130      $968,120     $1,655,582    $1,828,293
                                                     ========      ========      ========     ==========    ==========
FIXED CHARGES AS DEFINED IN REGULATION S-K:
  Interest expense                                   $266,514      $240,146      $284,180     $  542,819    $  509,169
  Subsidiaries' preferred stock dividend
    requirements                                        7,205        15,426        15,426         65,299        76,479
  Adjustments to subsidiaries' preferred stock
    dividends to state on a pre-income tax basis        2,956         2,910         2,918         43,370        44,829
  Interest element of rentals charged to income       111,534       114,093       142,363        283,869       279,519
                                                     --------      --------      --------     ----------    ----------
    Fixed charges as defined                         $388,209      $372,575      $444,887     $  935,357    $  909,996
                                                     ========      ========      ========     ==========    ==========
CONSOLIDATED RATIO OF EARNINGS TO FIXED
  CHARGES                                                2.32          2.38          2.18           1.77          2.01
                                                         ====          ====          ====           ====          ====

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